UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cape Fear Bank Corporation

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Cape Fear Bank Corporation issued the following press release on August 13, 2008.

Cape Fear Bank Corporation Pleased that Dissident Slate Fails to Receive

Recommendation for Board Takeover Attempt from Leading Independent Proxy Advisory Firms

Urges Holders Not to be Misled by Koury Press Release and Letter

WILMINGTON, N.C., August 13, 2008 — Cape Fear Bank Corporation (the “Company”) (Nasdaq: CAPE) announced today that it was pleased that RiskMetrics Group — Institutional Shareholder Services (“ISS”), the nations’ leading proxy voting advisory firm, had recommended that its clients do not support the full dissident slate of Maurice Koury at the Company’s Annual Meeting scheduled for August 19th. The Company stated further that the ISS recommendation for only two of the dissident nominees was not surprising in light of ISS’s record of supporting dissident minority slates in the majority of election contests.

Cameron Coburn, Cape Fear’s Chairman and CEO, stated: “It is clear that Mr. Koury and his group failed to convince ISS that they should be allowed to take control of the Cape Fear Bank Corporation board.” Mr. Coburn also pointed out that the full Koury dissident slate likewise failed to receive a recommendation from Glass Lewis & Co., another leading proxy advisor that similarly recommended voting for only two of the dissident nominees.

In its recommendation, ISS stated:

“We are not recommending that shareholders support the full dissident slate. In addition to completing its expansion project, the current board has taken steps to explore strategic opportunities and seek out the proper course for shareholders. Further, the benefits of adding to the board dissident nominees who lack industry experience are not clear.”

Mr. Coburn continued “We have told our shareholders that we firmly believe our recently completed branch expansion will greatly benefit our shareholders over the long term, at some expense to recent performance. It is clear that ISS took this point into consideration when it stated in its recommendation:

‘We note that the company’s profitability metrics reflect, among other things, the effects of the company’s recently-completed expansion plan, which increased significantly the bank’s footprint in its geographic market. De novo bank branches often do not turn a profit for a few years and, given that the company has added five banks since 2006, it is not surprising that the performance of an eight-branch bank would be impacted from such expansion.”

ISS also stated:

“Shareholders should be aware that it is not unusual for a bank’s efficiency ratio and non-interest expense to increase during a period of expansion. In addition, it is not uncommon for de novo branches to be unprofitable, as such branches will incur costs until they have achieved a sufficient level of deposits and loans.”

Other noteworthy statements from the recommendation that appear to be consistent with what the Company has communicated to shareholders include:

“With respect to executive compensation, the CAPE’s salaries do not appear to be unusual and executives did not receive bonuses in 2007”

and

“…we concur with management that there is no “silver bullet” that will address the problems presented by a difficult operating environment for banks today”

Shareholders Urged Not to Be Misled by Mr. Koury

The Company believes Mr. Koury’s recent press release and related shareholder letter regarding the recommendations of ISS and Glass Lewis are an attempt to mislead shareholders into believing that these two proxy advisory firms support his attempt to takeover Cape Fear’s Board of Directors — they do not! Mr. Koury broadly claims that “both ISS and Glass Lewis support us.” In fact, these two independent firms each recommended a WITHOLD vote for four of his six person slate — a recommendation that Koury inexplicably characterizes as support for his campaign to take over the board.

The Company remains committed to maximizing shareholder value. Our current board of directors has the independence, the experience, the knowledge and the commitment to navigate through these troubled economic times while also maintaining its commitment for continued growth. Now is not the time to hand over control of the Company to a dissident group of nominees hand-picked by an activist shareholder.

The board will continue to work for the best interests of our Company, our shareholders, our customers, our employees and our community.

Cape Fear board urges its shareholders not to vote the blue proxy for any reason;

Shareholders can vote for the board’s nominees only on the White proxy card

Cape Fear Bank Corporation has previously sent shareholders proxy material explaining why it is strongly opposed to the election of Mr. Koury’s dissident nominees. The Company pointed out that shareholders who vote by proxy to support any nominees on the dissident blue card, or even vote “withhold” as a protest against Mr. Koury on the blue card, will not be able to vote for the board’s nominees on the WHITE proxy card. The Company believes it is critical that shareholders vote the WHITE proxy card in order to support the board’s nominees and help prevent a takeover of the board by the Koury slate. Since only the latest dated proxy counts, shareholders are urged to sign, date and return the WHITE proxy card to make certain their vote will count for the board’s nominees.

About the Company

Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of their local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with eight full-service banking offices, including three in New Hanover County, two in Pender County, and three in Brunswick County. The Company’s stock is listed on the NASDAQ Capital Market under the symbol ‘CAPE’.

Contact: J. Cameron Coburn, Chairman, President & CEO, +1-910-509-3901, ccoburn@capefearbank.com, or Betty V. Norris, SVP & Chief Financial Officer, +1-910-509-3914, bnorris@capefearbank.com, both of Cape Fear Bank Corporation.